Exhibit 99.1

RMG Reports First Quarter 2017 Results

First quarter of YoY revenue growth since 2015

First Quarter Highlights

•	Total revenues of $9.0 million increased 3% year-over-year
•	Net loss of $1.3 million; Adj. EBITDA loss of $560,000
•	Converted second Supply Chain solution pilot into initial rollout contract with $100B+ retailer
•	Announced $640,000 implementation of RMG MAX LED solution, a customizable outdoor LED display solution, with one of the largest global convention centers

DALLAS – May 4, 2017 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG, a global leader in technology-driven visual communications, today announced its financial results for the first quarter ended March 31, 2017.

“This was a quarter of continued strategic and financial progress, as evidenced by our first quarter of year-over-year revenue growth since 2015,” commented Robert Michelson, Chief Executive Officer. “In addition, we advanced our core growth initiatives with the successful conversion of a second supply chain pilot into large initial rollout and implementation of our new RMG MAX LED solutions.”

“Geographically, we saw positive signs internationally, particularly in the Middle East where we implemented a $640,000 RMG MAX LED solution and began seeing forward momentum with previously delayed deals,” Michelson added. “The progress in the first quarter reinforces our outlook that we are on track to deliver top-line growth over the course of the year, and to become profitable on an annual basis.”

First Quarter Financial Review

Total revenue of $9.0 million increased 3% from $8.7 million in the first quarter of 2016.

•	Products revenue of $3.9 million remained flat from the same period last year.
•	Maintenance & content services revenue of $3.2 million declined 6% from $3.4 million in the same period last year, due primarily to lower renewals.
•	Professional services revenue of $1.9 million increased 34% from $1.4 million in the same period last year, due to improved utilization rates and a favorable sales mix.

Gross margin of 55.1% declined from 58.0% in the first quarter of 2016, due primarily to a larger amount of high-margin software sales during the first quarter of 2016.

Total operating expenses of $6.4 million decreased by 3% from $6.6 million in the same period last year, resulting primarily from continued efforts to manage expenses, while strategically investing in certain areas of the business, such as sales & marketing.

GAAP net loss was $1.3 million, or ($0.03) per diluted share, compared to a net loss of $1.3 million, or ($0.04) per diluted share, for the first quarter of 2016. On a non-GAAP basis, Adj. EBITDA loss of $560,000 compared to a loss of $432,000 in the same period last year.

At March 31, 2017, the company had no borrowings and $4.3 million in unused availability under its revolving line of credit and cash and cash equivalents of $2.0 million.

Conference Call

Management will host a conference call to discuss these results on Thursday, May 4, 2017 at 9 a.m. ET.  To access the call, please dial 1-877-890-5060 (toll free) or 1-678-967-4604 and reference conference 10315163.  The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG’s web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 5 minutes before the conference begins. The webcast and slide presentation will be available for replay for at least 90 days.

A telephonic replay of this conference call will also be available by dialing 1-855-859-2056 (toll free) or 1-404-537-3406 and entering passcode: 10315163 from 12 p.m. ET on May 4, 2017 until 11:00 p.m. ET on May 11, 2017.

About RMG

RMG (NASDAQ: RMGN) goes beyond traditional communications to help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG offers a single point of accountability for integrated data visualization and real-time performance management. The company is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes Adj. EBITDA, a non-GAAP financial measure as defined under SEC regulations. In evaluating its business, RMG considers and uses Adj. EBITDA as a supplemental measure of its operating performance, and believes that many of the company's investors use this non-GAAP measure to monitor the company's performance. This measure should not be considered as a substitute for the most directly comparable GAAP measure and should not be used in isolation, but in conjunction with this GAAP measure. Our definition of Adj. EBITDA is set forth in footnote (1) above, and a reconciliation between Adj. EBITDA and the relevant GAAP measure is set forth in the table at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, guidance relating to future financial performance and expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, our ability to introduce new or improved products and services, our ability to better market our products and services, our efforts to grow our business and any implicit continuing improvement in financial performance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's ability to raise additional capital on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; the ability of the company to maintain its Nasdaq listing; the competitive environment in the markets in which the company operates; the risk that the anticipated benefits of acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

© 2017 RMG Networks Holding Corporation. RMG, RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

Contact:

Investor
Brett Maas/Rob Fink

646-536-7331/646-415-8972

ir@rmgnetworks.com

or

Media
Gloria Lee

972-744-3958

gloria.lee@rmgnetworks.com

Source: RMG Networks Holding Corporation

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

March 31, 2017 and December 31, 2016

(In thousands, except share and per share information)

	March 31,	December 31,
	2017	2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$2,033	$5,142
Accounts receivable, net of allowance for doubtful accounts of $374 and $364, respectively	10,363	10,381
Inventory, net	646	830
Prepaid assets	818	762
Total current assets	13,860	17,115
Property and equipment, net	3,543	3,710
Intangible assets, net	6,228	6,780
Loan origination fees	46	66
Other assets	219	228
Total assets	$23,896	$27,899
Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$1,950	$3,231
Accrued liabilities	2,440	3,392
Secured line of credit	—	1,274
Deferred revenue	8,301	7,327
Total current liabilities	12,691	15,224
Warrant liability	59	289
Deferred revenue – non-current	549	655
Deferred rent and other	1,592	1,646
Total liabilities	14,891	17,814
Stockholders’ equity:
Common stock, $.0001 par value, (250,000,000 shares authorized; 44,923,949 shares issued; 44,623,949 shares outstanding, at March 31, 2017 and December 31, 2016, respectively.)	5	5
Additional paid-in-capital	113,657	113,510
Accumulated other comprehensive loss	(895)	(944)
Retained earnings (accumulated deficit)	(103,282)	(102,006)
Treasury Stock, at cost (300,000 shares)	(480)	(480)
Total stockholders’ equity	9,005	10,085
Total liabilities and stockholders’ equity	$23,896	$27,899

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Loss

For the Three Months Ended March 31, 2017 and 2016

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue:
Products	$3,882	$3,855
Maintenance and content services	3,208	3,409
Professional services	1,879	1,403
Total Revenue	8,969	8,667
Cost of Revenue:
Products	2,346	2,123
Maintenance and content services	409	314
Professional services	1,270	1,206
Total Cost of Revenue	4,025	3,643
Gross Profit	4,944	5,024
Operating expenses:
Sales and marketing	2,136	1,863
General and administrative	2,847	3,213
Research and development	668	701
Depreciation and amortization	773	818
Total operating expenses	6,424	6,595
Operating loss	(1,480)	(1,571)
Other Income (Expense):
Gain on change in warrant liability	231	—
Interest (expense) and other income – net	(25)	254
Net loss	(1,274)	(1,317)
Other comprehensive loss:
Foreign currency translation adjustments	48	(112)
Total comprehensive loss	$(1,226)	$(1,429)

Net loss per share of Common Stock (basic and diluted)	$(0.03)	$(0.04)
Weighted average shares used in computing basic and diluted net loss per share of Common Stock	44,623,949	36,882,041

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2017 and 2016

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(1,274)	$(1,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	773	818
Gain on change in warrant liability	(231)	—
Stock-based compensation	147	321
Non-cash loan origination fees	20	17
Non-cash directors’ fees	31	31
Inventory reserve adjustment for obsolescence	15	—
Allowance for doubtful accounts	6	—
Changes in operating assets and liabilities:
Accounts receivable	50	1,470
Inventory	171	(191)
Other current assets	(51)	110
Other assets, net	8	1
Accounts payable	(1,287)	(945)
Accrued liabilities	(987)	(950)
Deferred revenue	845	341
Gain on long-term contract	—	(175)
Deferred rent and other liabilities	(53)	(111)
Net cash used in operating activities	(1,817)	(580)
Cash flows from investing activities
Purchases of property and equipment	(52)	(19)
Net cash used in investing activities	(52)	(19)
Cash flows from financing activities
Borrowings on line of credit	—	700
Payments on line of credit	(1,274)	—
Net cash provided by (used in) financing activities	(1,274)	700
Effect of exchange rate changes on cash	34	(51)
Net increase (decrease) in cash and cash equivalents	(3,109)	50
Cash and cash equivalents, beginning of period	5,142	3,206
Cash and cash equivalents, end of period	$2,033	$3,256
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$5	$33

RMG Networks Holding Corporation

Reconciliation of Net Loss to Adj. EBITDA

Three Months Ended March 31, 2017 and 2016

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net Loss	$(1,274)	$(1,317)

Interest expense and other (income) - net	25	(254)
Gain on change in warrant liability	(231)	-

Operating loss	(1,480)	(1,571)

Depreciation and amortization	773	818
Stock-based compensation	147	321

Adj. EBITDA	$(560)	$(432)